Exhibit 99.1

NEWS

Contact:	Media: Mark Truby 313.323.0539 mtruby@ford.com	Equity Investment Community: Larry Heck 313.594.0613 fordir@ford.com	Fixed Income Investment Community: Dave Dickenson 313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 800.555.5259 or 313.845.8540 stockinf@ford.com

Immediate release

FORD MOTOR COMPANY ANNOUNCES ACTIONS TO IMPROVE BALANCE SHEET AND ENHANCE AUTOMOTIVE LIQUIDITY

•	Proposal to amend and extend existing revolving credit facility

•	Launch of senior convertible notes offering

•	Intent to initiate an equity distribution plan

DEARBORN, Mich., Nov. 2, 2009 – Ford Motor Company (NYSE: F) announced today additional steps to improve its balance sheet and enhance automotive liquidity.

Actions being announced include a proposal to lenders under Ford’s revolving credit facility to extend the maturity of the facility from 2011 to 2013 in exchange for reducing lenders’ commitments and increasing interest margins and fees. In addition, Ford is seeking to raise additional capital with a convertible debt offering and an equity distribution plan.

“These actions support the third pillar of our One Ford plan – finance the plan and improve our balance sheet,” said Alan Mulally, Ford’s president and CEO. “We expect the moves will enhance Ford’s automotive liquidity and over time reduce the company’s debt burden, providing an additional cushion given the still uncertain state of the economy.”

Credit agreement amendment and extension

Ford has proposed to the lenders under its secured credit agreement an amendment that would reduce revolving lenders’ revolving commitments, extend the maturity of such lenders’ revolving commitments until 2013 and modify certain covenants and other provisions. Pursuant to the proposal, each revolving lender that agrees to extend the maturity of its revolving commitments may reduce its revolving commitment by up to 25 percent at its election and to the extent its reduced revolving commitment exceeds certain specified levels, such excess would be converted into a new term loan under the secured credit agreement maturing on Dec. 15, 2013. In exchange for a reduction in their revolving commitments, as well as a 1 percentage point increase in interest rate margins, an increase in fees and payment of an upfront fee, the revolving lenders would agree to extend the maturity of their revolving commitments and loans to Nov. 30, 2013 from Dec. 15, 2011. The modified covenants would expand existing limitations on debt prepayments and repurchases to allow for further balance sheet improvements.  Ford would repay revolving loans to the extent necessary to effect the commitment reductions on Dec. 3, 2009.

The revolving lenders are required to submit their response to Ford’s proposal by Nov. 18, 2009. To date, certain revolving lenders have indicated that they intend to accept Ford’s proposal and extend about $6 billion of revolving commitments and loans to Nov. 30, 2013. The amendment and extension is subject to approval by lenders holding a majority in principal amount of the loans and commitments outstanding under the secured credit agreement.

Senior convertible notes offering

Ford intends to offer, subject to market and other conditions, approximately $2 billion in aggregate principal amount of senior convertible notes due in 2016. The notes will be convertible by the holder and payable at Ford’s option in common stock, cash or a combination thereof. Ford intends to grant the underwriters an option to purchase an additional $300 million in aggregate principal amount of senior convertible notes.

Barclays Capital, BofA Merrill Lynch, Citi, Deutsche Bank Securities, Goldman Sachs & Co., J.P. Morgan, Morgan Stanley and RBS are acting as joint book-running managers of the senior convertible notes offering.   BNP Paribas and HSBC also will be included in the underwriting syndicate for the offering.

Equity distribution plan

Ford also announced today that it intends to enter into an equity distribution agreement with certain broker/dealers pursuant to which it may offer and sell shares of its common stock from time to time for an aggregate offering price of up to $1 billion. Any sales of common stock under the equity distribution agreement are not expected to commence until December 2009 and are expected to be made over a several-month period by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices or as otherwise agreed.

The senior convertible notes and the shares of common stock will be issued pursuant to Ford’s existing effective shelf registration statement filed with the Securities and Exchange Commission (SEC). Net proceeds to Ford from the senior convertible notes offering and sales, if any, under the equity distribution plan are expected to be used for general corporate purposes.

Ford has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Ford has filed with the SEC for more complete information about Ford and the offerings. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer and underwriters participating in the offerings will arrange to send you the relevant prospectus and prospectus supplement if you request them by calling: Ford at 800-555-5259, BofA Merrill Lynch at 866-500-5408, Citi at 877-858-5407, and J.P. Morgan at 631-254-1735.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 200,000 employees and about 90 plants worldwide, the company’s automotive brands include Ford, Lincoln, Mercury and Volvo. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

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